UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 13, 2005

Republic Trinidad Corporation

(Exact name of registrant as specified in its charter)

Texas	000-08597	74-0911766

(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

5340 Weslayan, P.O. Box 270462, Houston, Texas 77277

(Address of principal executive offices)

(713) 993-9200

(Registrant’s telephone number, including area code)

The Republic Corporation

(Former name or former address, if changed since last report)

Item 5.03 Amendment to Articles of Incorporation.

      At a meeting of the shareholders of The Republic Corporation (the “Company”) held on May 13, 2005, the shareholders approved an amendment to Article I of the Company’s Articles of Incorporation, which changes the Company’s name to “Republic Trinidad Corporation.” The name change became effective on May 13, 2005 when the Company filed Articles of Amendment to its Articles of Incorporation with the Texas Secretary of State. The amendment to the Articles of Incorporation is attached hereto as Exhibit 3.1.

      At the same meeting, the shareholders of the Company approved an amendment to Article IV of the Company’s Articles of Incorporation, which provides that the Company’s corporate existence will be perpetual unless and until otherwise dissolved by the Company or by the Texas Secretary of State. The amendment to Republic’s duration under its Articles of Incorporation became effective on May 13, 2005 when the Company filed Articles of Amendment to its Articles of Incorporation with the Texas Secretary of State. The amendment to the Articles of Incorporation is attached hereto as Exhibit 3.1.

Item 7.01 Regulation FD Disclosure.

      On December 2, 2004, the Company entered into an Agreement and Plan of Merger (the “Agreement”) with Republic Merger Corp., a wholly-owned subsidiary of the Company (“Newco”), providing for the merger (the “Merger”) of Newco with and into Republic. Pursuant to the terms of the merger, each share of the Company’s common stock, par value $1.00 per share (“Company stock”), owned of record by a shareholder of the Company who was not a “Qualified Shareholder,” as defined in the Agreement, and who was not a dissenting shareholder, was canceled and converted into the right to receive $58.00 in cash payable in the form of a Company check. Consummation of the merger was subject to the satisfaction of various conditions, including, but not limited to, approval of the Agreement by the shareholders of Republic. The shareholders of the Company approved the Agreement and the Merger at a meeting held May 13, 2005. The purpose of the merger was to reduce to the number of shareholders of record in order to allow the Company to “go private” and terminate registration of its common stock with the Securities and Exchange Commission.

     In addition to approval of the Agreement, the shareholders approved and ratified all acts taken by the board of directors of the Company since March 23, 2001 as lawful acts taken by the Company as a corporate entity.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits.

The following exhibits are furnished in accordance with Item 601 of Regulation S-K:

Exhibit No.	Description

Exhibit 3.1	Articles of Amendment to the Articles of Incorporation of The Republic Corporation

Exhibit 99.1	Press Release

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Republic Trinidad Corporation (Registrant)
Date: May 13, 2005	By:	/s/ J. E. Eisemann, IV
		Name:	J. E. Eisemann, IV
		Title:	Chairman and CEO